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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Stockholders and Board of Directors
eSoft, Inc.
Broomfield, CO 80021


We hereby consent to the incorporation by reference in the Registration Statement of eSoft, Inc. ( the "Company") on Form S-8, dated December 4, 2000 relating to the consolidated financial statements appearing in the Annual Report of Form 10-KSB of eSoft, Inc. for the year ended December 31, 1999.


/s/  BDO Seidman, LLP


December 5, 2000
Denver, Colorado